                    REGISTRATION FILED PURSUANT TO RULE 424(b)(2) AND 424(b)(5)
                                                  REGISTRATION NUMBER 333-35950
                                                  REGISTRATION NUMBER 333-82775
Prospectus Supplement
(to Prospectus dated May 5, 2000)

                      [LOGO OF METRO GOLDWYN MAYER INC.]
                           METRO-GOLDWYN-MAYER INC.

                                   4,890,000
                                   Shares of
                                 Common Stock

                               ----------------

   We are a premier global entertainment content company, one of only seven major film and television studios worldwide. We develop, produce and distribute worldwide theatrical motion pictures and television programs. Our subsidiaries include Metro-Goldwyn-Mayer Studios Inc., United Artists Corporation and Orion Pictures Corporation.

   The shares of common stock offered hereby are being offered and sold directly by Metro-Goldwyn-Mayer Inc. to institutions and other financially sophisticated accredited investors for $25.00 per share. We will not pay any underwriter's discount or broker's commissions in connection with this offering. The shares offered hereby have been sold in more than one transaction. This offering was not conditioned on a minimum number of shares being sold. We expect to deliver the shares we sell three business days after the date we enter into a sales agreement.

   Our common stock trades on the New York Stock Exchange under the symbol "MGM." On May 23, 2000, the closing price of our common stock was $26 3/4 per share.

                               ----------------

   Investment in these securities involves a high degree of risk. See "Risk Factors" beginning on page S-3.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has determined whether this prospectus supplement or the accompanying prospectus are truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is May 23, 2000.

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                               TABLE OF CONTENTS

                               ----------------

                             Prospectus Supplement

                               ----------------

                                                                            Page
                                                                            ----
Risk Factors............................................................... S-3
Use of Proceeds............................................................ S-8
Price Range of Common Stock................................................ S-8
Dividend Policy............................................................ S-8
Capitalization............................................................. S-9

                                                                            Page
                                                                            ----
Plan of Distribution....................................................... S-10
Legal Matters.............................................................. S-10
Experts.................................................................... S-10
Forward-Looking Statements................................................. S-10
Where You Can Find More Information........................................ S-11

                               ----------------

                                  Prospectus
                               ----------------

                                                                            Page
                                                                            ----
About this Prospectus......................................................   2
Forward-Looking Statements.................................................   2
Risk Factors...............................................................   3
Use of Proceeds............................................................   8
Ratio of Earnings to Fixed Charges.........................................   8
Price Range of Common Stock................................................   8
Dividend Policy............................................................   8

                                                                            Page
                                                                            ----
The Company................................................................   9
Description of Debt Securities.............................................  11
Description of Common Stock................................................  17
Plan of Distribution.......................................................  18
Legal Matters..............................................................  19
Experts....................................................................  19
Where You Can Find More Information........................................  20

-------------------------------------------------------------------------------
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   You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are offering shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of these documents regardless of the time of delivery of this prospectus supplement or any sale of shares of our common stock.

                                 RISK FACTORS

   Before you invest in our securities, you should be aware that there are various risks, including those described below. We urge you to carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus as well as the information incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide to invest in our securities.

We have had significant losses, and we may have future losses.

   We have not reported an operating profit for any fiscal year since 1988, and while controlled by former management in 1991, our subsidiary MGM Studios was the subject of an involuntary bankruptcy. We cannot assure you when, or if, we will have a profitable year.

The accounting standards our financial statements are governed by are expected to change.

   The Financial Accounting Standards Board (known as FASB) is expected to adopt certain changes that will alter reporting by motion picture companies. FASB Statement No. 53, which previously allowed wide latitudes for booking movie revenues and amortization, is expected to be rescinded shortly. The new regulations will impose numerous changes to reporting, and many motion picture companies will take a one-time, non-cash charge of significant proportions to conform to the new rules.

   We anticipate that the new rules will have a significant impact on our results of operations for the foreseeable future. We are currently calculating the financial impact of these new rules.

We are adversely affected by gaps in our motion picture production schedule.

   Our revenues and operating results have been and may continue to be adversely affected by the change in ownership of MGM Studios in 1996 and by recent management changes. Such changes may result in a degree of uncertainty among top artistic and creative talent about the viability of projects, which could result in projects first being offered to our competitors. Additionally, management changes have resulted in delays in commencement of production of motion pictures. We released nine motion pictures between August 1, 1996 and August 1, 1997, most of which were produced by others, ten motion pictures in 1999, and we expect to release less than ten motion pictures in 2000.

We require outside financing to meet our anticipated cash requirements.

   Our operations are capital intensive and our capacity to generate cash from operations is presently insufficient to meet our anticipated cash requirements. Accordingly, we must obtain substantial sources of outside financing. Such financing may not be available in sufficient amounts for us to implement our business plan or may be available only on terms which are disadvantageous to our stockholders.

   Our cash flow in 1999 was adversely affected by the following factors, among others:

  . Our slate of motion pictures released during the first half of 1999 performed below expectations;

  . We paid PolyGram N.V. $235 million to acquire certain of the PolyGram film libraries;

  . We paid Warner Home Video $225 million, plus interest, under our agreement to terminate Warner Home Video's right to distribute our product in the home video market;

  .  We incurred corporate restructuring expenses;

  . We incurred approximately $9 million in costs to integrate the PolyGram library into our operations and transition to domestic home video self-distribution; and

  . We funded 50 percent of the expenses of MGM Networks Latin America, approximately $6.1 million.

   Under our current strategy and business plan, we will continue to require a substantial amount of cash for the following reasons:

  . We will continue to make substantial investments in the production of new feature films and television programs; and

  . We may make additional investments to develop new distribution channels to further exploit our motion picture library; however, we will evaluate the level of our investments in light of our available capital and changing market conditions.

If there are cash shortfalls, cash conserving measures may adversely affect our long term prospects.

   If necessary in order to manage our cash needs, we could delay or alter production or release schedules or reduce our aggregate investment in new film and television production costs. We cannot assure you that any of these steps would be adequate or timely, or that acceptable arrangements could be reached with third parties if necessary. In addition, although these steps would improve our short-term cash flow and, in the case of partnering, reduce our exposure should a motion picture perform below expectations, these steps could reduce our long term cash flow and adversely affect our results of operations.

Our credit facility contains restrictions which limit our operating flexibility.

   Our credit facility contains various covenants, including certain limitations on indebtedness, dividends and capital expenditures and maintenance of certain financial ratios. We cannot assure you that we will be able to comply with these or other covenants or conditions in the future, or that we will generate sufficient cash flow to repay our indebtedness. We further cannot assure you that, in the event the need arises, we will be able to obtain additional financing or to refinance our indebtedness on terms acceptable to us, or at all.

Our substantial leverage could adversely affect our financial health.

   We are highly leveraged. Our substantial indebtedness could have important adverse consequences to you. For example, it could:

  . require us to dedicate a substantial portion of our cash flow to the repayment of our indebtedness, reducing the amount of cash flow available to fund film and television production and other operating expenses;

  . limit our ability to obtain additional financing, if necessary, for operating expenses;

  . place us at a disadvantage compared to competitors with less debt or greater financial resources;

  . limit our flexibility in planning for, or reacting to, downturns in our business, in our industry or in the economy in general; and

  . limit our ability to pursue strategic acquisitions and other business opportunities that may be in our best interests.

Our revenues and results of operations may fluctuate significantly.

   Our revenues and results of operations are dependent significantly upon the commercial success of the motion pictures and television programming that we distribute, which cannot be predicted with certainty, as well as the timing of our releases. Accordingly, our revenues and results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods.

   In addition, entertainment industry accounting practices may accentuate fluctuations in our operating results. In accordance with generally accepted accounting principles and industry practice, we amortize film and television programming costs using the "individual-film-forecast" method. Under this accounting method, we amortize film and television programming costs for each film or television program based on the following ratio:

                 Revenue earned by title in the current period
                 ---------------------------------------------
                       Estimated total revenues by title

   We regularly review, and revise when necessary, our total revenue estimates on a title-by-title basis. This may result in a change in the rate of amortization and/or a write-down of the film or television asset to net realizable value. Results of operations in future years depend upon our amortization of our film and television costs. Periodic adjustments in amortization rates may significantly affect these results. The likelihood of our reporting of losses is increased because the industry's accounting method requires the immediate recognition of the entire loss where it is expected that a motion picture or television program will not recover our investment. On the other hand, the profit of a successful motion picture or television program must be recognized over the entire revenue stream expected to be generated by the individual picture or television program.

We may have lower revenues as a result of our motion picture production strategy.

   Based on our current business plan, MGM's annual release slate may include proportionately fewer large budget "event" motion pictures than the current release slates of the other major studios. We also contemplate a stronger focus on pictures which will appeal to a younger demographic and a greater number of co-productions than our prior strategy. We cannot assure you that our strategic approach will enable us to produce commercially successful motion pictures. Additionally, our current motion picture strategy involves co-producing or co-financing a substantial portion of our motion pictures. These co-production arrangements could reduce our long-term cash flow from pictures which perform above expectations.

We may not be able to meet our production goals and schedule.

   The production, completion and distribution of motion pictures are subject to numerous uncertainties, including financing requirements, the availability of desired talent and quality material and the release schedule of the motion pictures of our competitors. We cannot assure you that any of the pictures scheduled for release in the remainder of 2000 or future periods will be completed or released on schedule or budget, or at all.

We are limited in our ability to exploit our library.

   Our rights to the titles in our library vary. In some cases we have only the right to distribute titles in certain media and territories for a limited term. Our rights in approximately 35 percent of our titles are limited in time. Our rights with respect to approximately 20 percent of our titles will expire before 2010. While in the past we have generally been able to renew expiring rights on acceptable terms, we cannot assure you that we will continue to be able to do so in the future. In accordance with industry practice, for purposes of calculating the size of our library, we include any title in which we have any distribution rights.

   Additionally, a prior management granted long-term domestic and major international television licenses covering a substantial portion of our library, in exchange for pre-paid fees. A cross-section of our library is subject to one or more of these licenses, including substantially all of the MGM/UA titles produced prior to 1990, which have been licensed in the U.S. and Europe, and approximately 40 percent of the Orion and PolyGram titles, which have been licensed in Europe. Until these agreements expire and the rights revert to us, we expect contributions to earnings and cash flow from these markets to continue to be below those of our competitors for similar products. We cannot assure you that our sales or profitability will increase after these agreements expire.

We may not be able to realize the anticipated benefits of acquisitions.

   In January 1999, we acquired over 1,300 feature film titles in the PolyGram film libraries. In addition, we may consider strategic acquisitions as opportunities arise, subject to the obtaining of any necessary financing. Acquisitions involve numerous risks, including diversion of our management's attention away from our operating activities. We cannot assure you that we will not encounter unanticipated problems or liabilities relating to any of our previous acquisitions or the integration of an acquired company's operations, nor can we assure you that we will realize the anticipated benefits of any past or future acquisitions.

We face risks relating to the international distribution of our product.

   Because we have historically derived approximately 40 percent of our revenues from non-U.S. sources, our business is subject to risks inherent in international trade, many of which are beyond our control. These risks include:

  . changes in laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and to withholding taxes;

  .  differing degrees of protection for intellectual property;

  .  the instability of foreign economies and governments; and

  .  fluctuating foreign exchange rates.

   Until October 31, 2000, we will distribute our motion pictures in theatrical markets outside the U.S. and Canada through United International Pictures B.V., or "UIP," a partnership among the company, Paramount Pictures Corporation and Universal Studios, Inc. Effective November 1, 2000, we will withdraw from UIP and our international theatrical distribution will be conducted through Fox Filmed Entertainment. While our cost structure is lower, we cannot assure that we will realize the anticipated revenue enhancements of our withdrawal from UIP or the early termination of our agreement with Warner Home Video.

Production of first-run syndicated television programming may involve financial risks.

   First-run syndicated television programming is generally licensed based on a pilot episode that we finance. If an insufficient number of stations license the programming, our pilot costs will not be recouped. There is also financial exposure to us after the programming is licensed to the extent that advertising revenues and/or license fees we receive are not sufficient to cover production costs. In addition, we may have certain financial obligations to the producer of a first-run syndicated series if we cancel production prior to commencement of production for any broadcast season for which the series was licensed.

Risks relating to implementing our branded cable and satellite programming channels.

   We may consider strategic opportunities to create branded cable and satellite programming channels. We cannot assure you that we will have the financing that may be necessary for such acquisitions or investments, that we will consummate any such transactions or that we will be able to realize any anticipated benefits from any such transactions.

Advances in technology may create alternate forms of entertainment.

   The entertainment industry in general, and the motion picture industry in particular, continue to undergo significant changes, primarily due to technological developments. Due to this rapid growth of technology and shifting consumer tastes, we cannot accurately predict the overall effect that such changes may have on the potential revenue from and profitability of feature-length motion pictures and television programming.

Some of our competitors have greater financial resources than we do.

   Most of the other major studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, that can provide both a means of distributing their products and stable sources of earnings and cash flows that offset fluctuations in the financial performance of their motion picture and television operations. The number of films released by our competitors, particularly the other major film studios, in any given period may create an oversupply of product in the market, thereby potentially reducing our share of gross box office admissions and making it more difficult for our films to succeed. In addition, television networks are now producing more programs internally and thus may reduce their demand for outside programming.

The Tracinda Group owns a majority of our common stock and has the power to elect our board of directors and influence our affairs.

   Tracinda and one of its affiliates, which we refer to as the Tracinda Group, beneficially own 179,276,977 shares, approximately 88.9 percent of our outstanding common stock (approximately 86.8 percent when the shares offered hereby are sold). In the aggregate, the Tracinda Group and our directors and executive officers beneficially own approximately 89.4 percent of our outstanding common stock (approximately 87.3 percent if all of the shares offered hereby are sold). Our common stock does not have cumulative voting rights and, since we anticipate that the Tracinda Group will continue to own greater than 50 percent of our outstanding common stock for the foreseeable future, it will have the ability to elect our entire board of directors and determine the outcome of other matters submitted to our stockholders, such as the approval of significant transactions, and otherwise to influence our affairs.

Our common stock has a relatively small public "float."

   Of the 206,570,825 shares of our common stock outstanding after giving effect to this offering, only approximately 26,215,000 shares are owned by persons other than the Tracinda Group and our executive officers and directors. Without a significantly larger public float, our common stock will be less liquid than the common stock of companies with broader public ownership and, as a result, the trading prices for our common stock may be more volatile. Among other things, trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger.

Future sales of shares of the common stock could decrease its market price.

   We will have approximately 206,570,825 shares of our common stock outstanding after giving effect to this offering, of which approximately 186,356,022 are "restricted" securities under Rule 144 of the Securities Act and/or held by directors, officers or holders of ten percent or more of our outstanding common stock. We have also granted, as of March 31, 2000, options to purchase a total of 23,712,023 shares of our common stock. Furthermore, we have granted to Tracinda, and certain other holders of our common stock or outstanding options, registration rights with respect to the shares they own or that we may issue to them. Possible or actual sales of any of these shares, particularly by our directors and officers, under Rule 144 or otherwise, may in the future decrease the price of shares of our common stock.

                                USE OF PROCEEDS

   We plan to use the net proceeds (approximately $121.25 million) from the sale of the offered securities for general corporate purposes.

                          PRICE RANGE OF COMMON STOCK

   The common stock is listed on the NYSE and trades under the symbol "MGM." The following table sets forth for the quarters indicated the high and low composite per share closing sales prices as reported by the NYSE.

                                                             High     Low
                                                             ----     ----
   1998
     First Quarter.......................................... $24 3/16 $17 3/4
     Second Quarter.........................................  26 1/2   21 15/16
     Third Quarter..........................................  22 1/2   13 7/8
     Fourth Quarter.........................................  13 3/4    8

   1999
     First Quarter.......................................... $13 9/16 $10 3/8
     Second Quarter.........................................  18 5/8   12 11/16
     Third Quarter..........................................  21 5/8   16 7/8
     Fourth Quarter.........................................  25 1/8   15 1/2

   2000
     First Quarter.......................................... $28 1/16 $21 11/16
     Second Quarter (through May 23)........................  30 3/8   23 15/16

   The last reported sales price of the common stock on the NYSE on May 23, 2000 was $26 3/4 per share. As of May 23, 2000, there were more than 2,000 beneficial holders of our common stock.

                                DIVIDEND POLICY

   We have not paid any dividends to date on the common stock and currently intend to retain any earnings to fund the operation and expansion of our business and to service and repay our debt. Therefore, we do not intend to pay cash dividends on our common stock for the foreseeable future. Furthermore, as a holding company with no independent operations, our ability to pay dividends will depend upon the receipt of dividends or other payments from our subsidiaries. In addition, our primary credit facility contains financial covenants that restrict our ability to pay dividends. Subject to the foregoing, our Board of Directors has the sole discretion to pay cash dividends.

                                CAPITALIZATION

   The following table sets forth our consolidated cash and capitalization as of March 31, 2000 (1) on a historical basis and (2) on an as adjusted basis giving effect to the consummation of the offering as if the foregoing had occurred as of March 31, 2000 at an assumed offering price of $25.00 per share, with estimated expenses of $1.0 million and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."

                                                   As of March 31, 2000
                                            -------------------------------------
                                                 Actual          As Adjusted
                                            ----------------  -------------------
                                                       (unaudited)
                                            (in thousands, except share data)
Cash....................................... $        215,998  $        337,248
                                            ================  ================
Debt:
Credit facility:
  Term loans............................... $        700,000  $        700,000
  Revolving credit facility................              --                --
Other borrowings...........................           14,817            14,817
                                            ----------------  ----------------
    Total debt.............................          714,817           714,817
                                            ----------------  ----------------

Stockholders' equity:

Preferred stock, $.01 par value per share,
   25,000,000 shares authorized;
   none issued                                           --                --
Common stock, $.01 par value per share,
   500,000,000 shares authorized;
   201,557,214 shares issued and
   outstanding; 206,447,214 shares issued
   and outstanding, as adjusted............            2,016             2,065
 Additional paid-in capital................        2,933,161         3,054,362
 Deficit...................................         (811,291)         (811,291)
 Accumulated other comprehensive income....              702               702
                                            ----------------  ----------------
Total stockholders' equity.................        2,124,588         2,245,838
                                            ----------------  ----------------
    Total capitalization................... $      2,839,405  $      2,960,655
                                            ================  ================

                             PLAN OF DISTRIBUTION

   We are offering shares of our common stock directly to institutions and other financially sophisticated accredited investors at negotiated prices. No underwriter, broker or finder is being used by us in connection with this offering. Therefore, we are not paying any underwriter's discounts, broker's commissions or finder's fees in connection with this offering. The shares offered hereby are being sold to the purchasers in more than one transaction. This offering was not conditioned upon a minimum number of shares being sold. We expect to deliver the shares we sell three business days after the date we enter into a sales agreement.

                                 LEGAL MATTERS

   The validity of the issuance of the securities offered hereby will be passed upon for us by Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, Los Angeles, California.

                                    EXPERTS

   Our consolidated financial statements and schedules for the years ended December 31, 1999, 1998 and 1997 incorporated by reference into this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein and therein in reliance upon the authority of said firm as experts in giving said reports.

                          FORWARD-LOOKING STATEMENTS

   This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements, within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward-looking statements typically can be identified by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "intend," "forecast" and the like. These statements appear in a number of places in this prospectus supplement and the accompanying prospectus and the information incorporated by reference and include statements regarding our current intentions, plans, strategies, beliefs and expectations.

   Forward-looking statements do not guarantee future performance and involve risks and uncertainties that could cause actual results to differ materially from those anticipated. The information contained in this prospectus supplement and the accompanying prospectus, including the information contained in "Risk Factors" beginning on p. S-3, or incorporated by reference, identifies important factors that could cause such differences.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the SEC, in accordance with the Securities Exchange Act of 1934. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov.

   The SEC allows us to "incorporate by reference" into this prospectus supplement and the accompanying prospectus the information we file with them, which means that we can disclose important information to you by referring to our filed SEC documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information we file with the SEC after the date of this document will update and supersede the information in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

  (1)  Our Annual Report on Form 10-K for the year ended December 31, 1999;

  (2)  Our Proxy Statement filed with the Commission on March 31, 2000;

  (3)  Our Quarterly Report on Form 10-Q for the period ended March 31, 2000;
       and

  (4) The description of capital stock contained in Item 1 of our Registration Statement on Form 8-A, filed with the SEC on October 14, 1997, as amended.

   We have also filed a Registration Statement on Form S-3 with the SEC for the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our common stock and us. The registration statement can be found in the SEC's public reference room or on the SEC's website referred to above, and you may request a copy of any of these filings, at no cost, by writing or calling William A. Jones, Senior Executive Vice President and Secretary of the company, at:

                           Metro-Goldwyn-Mayer Inc.
                             2500 Broadway Street
                        Santa Monica, California 90404
                                (310) 449-3000

   You can find additional information by visiting our website at: http://www.mgm.com.

PROSPECTUS


                           METRO-GOLDWYN-MAYER INC.

                                 $750,000,000
                                 Common Stock
                              and Debt Securities

                               ----------------

   We may use this prospectus to offer and sell from time to time, separately or together, shares of our common stock and one or more series of our debt securities, consisting of debentures, notes, bonds or other evidences of indebtedness. These securities will have a total initial public offering price not to exceed $750,000,000 and will be offered and sold at prices and on terms to be determined at the time of sale. The terms of any offering will be set forth in one or more prospectus supplements to this prospectus.

   If the offering is for our common stock, the prospectus supplement will also set forth, among other things, the total number of shares offered, the offering price and the terms of the offering. Our common stock trades on the New York Stock Exchange under the symbol "MGM." On May 3, 2000, the closing price of our common stock was $27 3/4 per share.

   If the offering is for debt securities, the prospectus supplement will set forth the specific title, series, total principal amount, maturity, interest rate (or the way interest is to be calculated), time of payment of interest, whether the debt securities are to be represented by certificates, authorized denominations, terms for redemption, sinking fund requirements, guarantees by our subsidiaries, covenants and the initial public offering price. The prospectus supplement will also contain information, where applicable, about certain U.S. federal income tax considerations relating to the offered securities.

   As will be described in more detail in any prospectus supplement, the securities may be offered through an underwriter or underwriting syndicates represented by one or more managing underwriters, or through dealers. The securities may also be sold directly or through agents to investors. See "Plan of Distribution."

   This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

                               ----------------

   Investment in these securities involves a high degree of risk. See "Risk Factors" beginning on page 3.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is May 5, 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About this Prospectus......................................................   2
Forward-Looking Statements.................................................   2
Risk Factors...............................................................   3
Use of Proceeds............................................................   8
Ratio of Earnings to Fixed Charges.........................................   8
Price Range of Common Stock................................................   8
Dividend Policy............................................................   8
The Company................................................................   9
Description of Debt Securities.............................................  11
Description of Common Stock................................................  17
Plan of Distribution.......................................................  18
Legal Matters..............................................................  19
Experts....................................................................  19
Where You Can Find More Information........................................  20

                               ----------------

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may from time to time over approximately the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" on page 20 below.

   You should rely only on the information or representations incorporated by reference or provided in this prospectus and in the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. You may obtain copies of the Registration Statement, or any document which we have filed as an exhibit to the Registration Statement or to any other SEC filing, either from the SEC or from our Secretary as described below. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the accompanying prospectus supplement is accurate as of any date other than the dates printed on the front of each such document.

                          FORWARD-LOOKING STATEMENTS

   This prospectus contains or incorporates by reference forward-looking statements, within the meaning of Section 27A of the Securities Act and
Section 21E of the Securities Exchange Act. Forward-looking statements typically can be identified by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "intend," "forecast" and the like. These statements appear in a number of places in this prospectus and the information incorporated by reference and include statements regarding our current intentions, plans, strategies, beliefs and expectations.

   Forward-looking statements do not guarantee future performance and involve risks and uncertainties that could cause actual results to differ materially from those anticipated. The information contained in this prospectus, including the information contained in "Risk Factors" beginning on p. 3, or incorporated by reference, identifies important factors that could cause such differences.

                                 RISK FACTORS

   Before you invest in our securities, you should be aware that there are various risks, including those described below. We urge you to carefully consider these risk factors, together with all of the other information included in this prospectus and the information incorporated in this prospectus by reference, before you decide to invest in our securities.

We have had significant losses, and we may have future losses.

   We have not reported an operating profit for any fiscal year since 1988, and while controlled by former management in 1991, our subsidiary MGM Studios was the subject of an involuntary bankruptcy. We cannot assure you when, or if, we will have a profitable year.

The accounting standards our financial statements are governed by are expected to change.

   The Financial Accounting Standards Board (known as FASB) is expected to adopt certain changes that will alter reporting by motion picture companies. FASB Statement No. 53, which previously allowed wide latitudes for booking movie revenues and amortization, is expected to be rescinded shortly. The new regulations will impose numerous changes to reporting, and many motion picture companies will take a one-time, non-cash charge of significant proportions to conform to the new rules.

   We anticipate that the new rules will have a significant impact on our results of operations for the foreseeable future. We are currently calculating the financial impact of these new rules.

We are adversely affected by gaps in our motion picture production schedule.

   Our revenues and operating results have been and may continue to be adversely affected by the change in ownership of MGM Studios in 1996 and by recent management changes. Such changes may result in a degree of uncertainty among top artistic and creative talent about the viability of projects, which could result in projects first being offered to our competitors. Additionally, management changes have resulted in delays in commencement of production of motion pictures. We released nine motion pictures between August 1, 1996 and August 1, 1997, most of which were produced by others, ten motion pictures in 1999, and we expect to release less than ten motion pictures in 2000.

We require outside financing to meet our anticipated cash requirements.

   Our operations are capital intensive and our capacity to generate cash from operations is presently insufficient to meet our anticipated cash requirements. Accordingly, we must obtain substantial sources of outside financing. Such financing may not be available in sufficient amounts for us to implement our business plan or may be available only on terms which are disadvantageous to our stockholders.

   Our cash flow in 1999 was adversely affected by the following factors, among others:

  . Our slate of motion pictures released during the first half of 1999 performed below expectations;

  . We paid PolyGram N.V. $235 million to acquire certain of the PolyGram film libraries;

  . We paid Warner Home Video $225 million, plus interest, under our agreement to terminate Warner Home Video's right to distribute our product in the home video market;

  .  We incurred corporate restructuring expenses;

  . We incurred approximately $9 million in costs to integrate the PolyGram library into our operations and transition to domestic home video self-distribution; and

  . We funded 50 percent of the expenses of MGM Networks Latin America, approximately $6.1 million.

   Under our current strategy and business plan, we will continue to require a substantial amount of cash for the following reasons:

  . We will continue to make substantial investments in the production of new feature films and television programs; and

  . We may make additional investments to develop new distribution channels to further exploit our motion picture library; however, we will evaluate the level of our investments in light of our available capital and changing market conditions.

If there are cash shortfalls, cash conserving measures may adversely affect our long term prospects.

   If necessary in order to manage our cash needs, we could delay or alter production or release schedules or reduce our aggregate investment in new film and television production costs. We cannot assure you that any of these steps would be adequate or timely, or that acceptable arrangements could be reached with third parties if necessary. In addition, although these steps would improve our short-term cash flow and, in the case of partnering, reduce our exposure should a motion picture perform below expectations, these steps could reduce our long term cash flow and adversely affect our results of operations.

Our credit facility contains restrictions which limit our operating flexibility.

   Our credit facility contains various covenants, including certain limitations on indebtedness, dividends and capital expenditures and maintenance of certain financial ratios. We cannot assure you that we will be able to comply with these or other covenants or conditions in the future, or that we will generate sufficient cash flow to repay our indebtedness. We further cannot assure you that, in the event the need arises, we will be able to obtain additional financing or to refinance our indebtedness on terms acceptable to us, or at all.

Our substantial leverage could adversely affect our financial health.

   We are highly leveraged. Our substantial indebtedness could have important adverse consequences to you. For example, it could:

  . require us to dedicate a substantial portion of our cash flow to the repayment of our indebtedness, reducing the amount of cash flow available to fund film and television production and other operating expenses;

  . limit our ability to obtain additional financing, if necessary, for operating expenses;

  . place us at a disadvantage compared to competitors with less debt or greater financial resources;

  . limit our flexibility in planning for, or reacting to, downturns in our business, in our industry or in the economy in general; and

  . limit our ability to pursue strategic acquisitions and other business opportunities that may be in our best interests.

Our revenues and results of operations may fluctuate significantly.

   Our revenues and results of operations are dependent significantly upon the commercial success of the motion pictures and television programming that we distribute, which cannot be predicted with certainty, as well as the timing of our releases. Accordingly, our revenues and results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods.

   In addition, entertainment industry accounting practices may accentuate fluctuations in our operating results. In accordance with generally accepted accounting principles and industry practice, we amortize film and television programming costs using the "individual-film-forecast" method. Under this accounting method, we amortize film and television programming costs for each film or television program based on the following ratio:

                 Revenue earned by title in the current period
                 ---------------------------------------------
                       Estimated total revenues by title

   We regularly review, and revise when necessary, our total revenue estimates on a title-by-title basis. This may result in a change in the rate of amortization and/or a write-down of the film or television asset to net realizable value. Results of operations in future years depend upon our amortization of our film and television costs. Periodic adjustments in amortization rates may significantly affect these results. The likelihood of our reporting of losses is increased because the industry's accounting method requires the immediate recognition of the entire loss where it is expected that a motion picture or television program will not recover our investment. On the other hand, the profit of a successful motion picture or television program must be recognized over the entire revenue stream expected to be generated by the individual picture or television program.

We may have lower revenues as a result of our motion picture production strategy.

   Based on our current business plan, MGM's annual release slate may include proportionately fewer large budget "event" motion pictures than the current release slates of the other major studios. We also contemplate a stronger focus on pictures which will appeal to a younger demographic and a greater number of co-productions than our prior strategy. We cannot assure you that our strategic approach will enable us to produce commercially successful motion pictures. Additionally, our current motion picture strategy involves co-producing or co-financing a substantial portion of our motion pictures. These co-production arrangements could reduce our long-term cash flow from pictures which perform above expectations.

We may not be able to meet our production goals and schedule.

   The production, completion and distribution of motion pictures are subject to numerous uncertainties, including financing requirements, the availability of desired talent and quality material and the release schedule of the motion pictures of our competitors. We cannot assure you that any of the pictures scheduled for release in the remainder of 2000 or future periods will be completed or released on schedule or budget, or at all.

We are limited in our ability to exploit our library.

   Our rights to the titles in our library vary. In some cases we have only the right to distribute titles in certain media and territories for a limited term. Our rights in approximately 35 percent of our titles are limited in time. Our rights with respect to approximately 20 percent of our titles will expire before 2010. While in the past we have generally been able to renew expiring rights on acceptable terms, we cannot assure you that we will continue to be able to do so in the future. In accordance with industry practice, for purposes of calculating the size of our library, we include any title in which we have any distribution rights.

   Additionally, a prior management granted long-term domestic and major international television licenses covering a substantial portion of our library, in exchange for pre-paid fees. A cross-section of our library is subject to one or more of these licenses, including substantially all of the MGM/UA titles produced prior to 1990, which have been licensed in the U.S. and Europe, and approximately 40 percent of the Orion and PolyGram titles, which have been licensed in Europe. Until these agreements expire and the rights revert to us, we expect contributions to earnings and cash flow from these markets to continue to be below those of our competitors for similar products. We cannot assure you that our sales or profitability will increase after these agreements expire.

We may not be able to realize the anticipated benefits of acquisitions.

   In January 1999, we acquired over 1,300 feature film titles in the PolyGram film libraries. In addition, we may consider strategic acquisitions as opportunities arise, subject to the obtaining of any necessary financing. Acquisitions involve numerous risks, including diversion of our management's attention away from our operating activities. We cannot assure you that we will not encounter unanticipated problems or liabilities relating to any of our previous acquisitions or the integration of an acquired company's operations, nor can we assure you that we will realize the anticipated benefits of any past or future acquisitions.

We face risks relating to the international distribution of our product.

   Because we have historically derived approximately 40 percent of our revenues from non-U.S. sources, our business is subject to risks inherent in international trade, many of which are beyond our control. These risks include:

  . changes in laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and to withholding taxes;

  .  differing degrees of protection for intellectual property;

  .  the instability of foreign economies and governments; and

  .  fluctuating foreign exchange rates.

   Until October 31, 2000, we will distribute our motion pictures in theatrical markets outside the U.S. and Canada through United International Pictures B.V., or "UIP," a partnership among the company, Paramount Pictures Corporation and Universal Studios, Inc. Effective November 1, 2000, we will withdraw from UIP and our international theatrical distribution will be conducted through Fox Filmed Entertainment. While our cost structure is lower, we cannot assure that we will realize the anticipated revenue enhancements of our withdrawal from UIP or the early termination of our agreement with Warner Home Video.

Production of first-run syndicated television programming may involve financial risks.

   First-run syndicated television programming is generally licensed based on a pilot episode that we finance. If an insufficient number of stations license the programming, our pilot costs will not be recouped. There is also financial exposure to us after the programming is licensed to the extent that advertising revenues and/or license fees we receive are not sufficient to cover production costs. In addition, we may have certain financial obligations to the producer of a first-run syndicated series if we cancel production prior to commencement of production for any broadcast season for which the series was licensed.

Risks relating to implementing our branded cable and satellite programming channels.

   We may consider strategic opportunities to create branded cable and satellite programming channels. We cannot assure you that we will have the financing that may be necessary for such acquisitions or investments, that we will consummate any such transactions or that we will be able to realize any anticipated benefits from any such transactions.

Advances in technology may create alternate forms of entertainment.

   The entertainment industry in general, and the motion picture industry in particular, continue to undergo significant changes, primarily due to technological developments. Due to this rapid growth of technology and shifting consumer tastes, we cannot accurately predict the overall effect that such changes may have on the potential revenue from and profitability of feature-length motion pictures and television programming.

Some of our competitors have greater financial resources than we do.

   Most of the other major studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, that can provide both a means of distributing their products and stable sources of earnings and cash flows that offset fluctuations in the financial performance of their motion picture and television operations. The number of films released by our competitors, particularly the other major film studios, in any given period may create an oversupply of product in the market, thereby potentially reducing our share of gross box office admissions and making it more difficult for our films to succeed. In addition, television networks are now producing more programs internally and thus may reduce their demand for outside programming.

The Tracinda Group owns a majority of our common stock and has the power to elect our board of directors and influence our affairs.

   Tracinda and one of its affiliates, which we refer to as the Tracinda Group, beneficially own 179,276,977 shares, approximately 89.0 percent of our outstanding common stock. In the aggregate, the Tracinda Group and our directors and executive officers beneficially own approximately 89.8 percent of our outstanding common stock. Our common stock does not have cumulative voting rights and, since we anticipate that the Tracinda Group will continue to own greater than 50 percent of our outstanding common stock for the foreseeable future, it will have the ability to elect our entire board of directors and determine the outcome of other matters submitted to our stockholders, such as the approval of significant transactions, and otherwise to influence our affairs.

Our common stock has a relatively small public "float."

   Of the 201,557,214 shares of our outstanding common stock, only approximately 21,303,000 shares are owned by persons other than the Tracinda Group and our executive officers and directors. Without a significantly larger public float, our common stock will be less liquid than the common stock of companies with broader public ownership and, as a result, the trading prices for our common stock may be more volatile. Among other things, trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger.

Future sales of shares of the common stock could decrease its market price.

   We have approximately 201,557,214 shares of our common stock outstanding, of which approximately 180,355,145 are "restricted" securities under Rule 144 of the Securities Act and/or held by directors, officers or holders of ten percent or more of our outstanding common stock. We have also granted, as of March 31, 2000, options to purchase a total of 23,712,023 shares of our common stock. Furthermore, we have granted to Tracinda, and certain other holders of our common stock or outstanding options, registration rights with respect to the shares they own or that we may issue to them. Possible or actual sales of any of these shares, particularly by our directors and officers, under Rule 144 or otherwise, may in the future decrease the price of shares of our common stock.

                                USE OF PROCEEDS

   Unless otherwise specified in a prospectus supplement, we plan to use substantially all of the net proceeds from the sale of the offered securities for general corporate purposes.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

                                                                              Year Ended December 31,
                            Year Ended       January 1 to     October 11 to   -------------------------
                         December 31, 1995 October 10, 1996 December 31, 1996  1997     1998     1999
                         ----------------- ---------------- ----------------- -------  -------  -------
Ratio of Earnings to
 Fixed Charges(1)(2)....      (1.05)            (8.69)            1.37          (0.89)   (0.58)   (4.07)

--------
(1) For purposes of computing the foregoing ratios: (a) earnings consist of income from continuing operations before income taxes and fixed charges, adjusted to exclude capitalized interest, and (b) fixed charges consist of interest, whether expensed or capitalized, amortization of debt discount and issuance costs and the estimated interest component of rental expense. The calculation of "Fixed Charges" does not include our share of interest costs of our unconsolidated affiliates due to immateriality.

(2) The deficiencies for the year ended December 31, 1995, the period from January 1 to October 10, 1996 and the years ended December 31, 1997, 1998 and 1999 were as follows (in thousands): $181,582; $737,643; $131,467;
     $155,886; and $526,156, respectively.

                          PRICE RANGE OF COMMON STOCK

   The common stock is listed on the NYSE and trades under the symbol "MGM." The following table sets forth for the quarters indicated the high and low composite per share closing sales prices as reported by the NYSE.

                                                             High     Low
                                                             ----     ----
   1998
     First Quarter.......................................... $24 3/16 $17 3/4
     Second Quarter.........................................  26 1/2   21 15/16
     Third Quarter..........................................  22 1/2   13 7/8
     Fourth Quarter.........................................  13 3/4    8

   1999
     First Quarter.......................................... $13 9/16 $10 3/8
     Second Quarter.........................................  18 5/8   12 11/16
     Third Quarter..........................................  21 5/8   16 7/8
     Fourth Quarter.........................................  25 1/8   15 1/2

   2000
     First Quarter.......................................... $28 1/16 $21 11/16
     Second Quarter (through May 3).........................  30 3/8   23 15/16

   The last reported sales price of the common stock on the NYSE on May 3, 2000 was $27 3/4 per share. As of May 3, 2000, there were more than 2,000 beneficial holders of our common stock.

                                DIVIDEND POLICY

   We have not paid any dividends to date on the common stock and currently intend to retain any earnings to fund the operation and expansion of our business and to service and repay our debt. Therefore, we do not intend to pay cash dividends on our common stock for the foreseeable future. Furthermore, as a holding company with no independent operations, our ability to pay dividends will depend upon the receipt of dividends or other payments from our subsidiaries. In addition, our primary credit facility contains financial covenants that restrict our ability to pay dividends. Subject to the foregoing, our Board of Directors has the sole discretion to pay cash dividends.

                                  THE COMPANY

Overview

   We develop, produce and distribute worldwide theatrical motion pictures and television programs. Our subsidiaries include Metro-Goldwyn-Mayer Studios Inc., United Artists Corporation and Orion Pictures Corporation. We are one of only seven major film and television studios worldwide. Our library contains over 4,100 theatrically released feature film titles and 8,900 television episodes and is the largest collection of post-1948 feature films in the world. Films in our library have won over 200 Academy Awards(R), including the Best Picture Award for Annie Hall, The Apartment, The Best Years of Our Lives, Dances with Wolves, Hamlet, In the Heat of the Night, Marty, Midnight Cowboy, Platoon, Rain Man, Rocky, Silence of the Lambs, Tom Jones and West Side Story. Our library also includes 21 titles in the James Bond film franchise, five titles in the Rocky film franchise and nine titles in the Pink Panther film franchise.

   As used in this prospectus, the terms "we," "our," "us," "MGM" and "the company" refer to Metro-Goldwyn-Mayer Inc. and our subsidiaries unless the context indicates otherwise.

Business Strategy

   Our goal is to become a fully-integrated global entertainment content company, thereby maximizing the value of our assets, including our film and television library and our film and television production and distribution units. To achieve this goal we seek to:

   Build and Leverage Our Library. We plan to build and leverage our film and television library by:

  .  Producing new motion pictures and television episodes;

  .  Aggressively marketing and repackaging our library's titles;

  .  Developing new distribution channels;

  .  Capitalizing on developments in technology;

  .  Further penetrating emerging international markets; and

  . Incentivizing our employees to drive growth in sales of our library's titles.

   Create Branded Cable and Satellite Programming Channels. We believe we can create significant value by utilizing our library and current production to establish MGM branded cable and satellite channels. We have been actively exploring strategic alternatives to gain carriage for our proposed channels.

   Increase Film and Television Production While Improving Our Risk
Profile. We intend to increase production in a financially disciplined manner by:

  .  Tightly controlling development and production expenditures;

  . Involving members of senior management from all areas of our company in the greenlighting process for films;

  . Aggressively seeking production agreements and/or co-financing partners for our pictures and television product;

  . Entering into production agreements and joint ventures with key producers of motion pictures and television product;

  . Increasing our focus on the production of commercially successful motion pictures which appeal to a younger demographic; and

  . Using our film library as a proven source for sequels and remakes and the expansion of certain well-tested, familiar film franchises.

   We intend to produce or co-produce and distribute ten to 15 motion pictures annually through MGM Pictures across a variety of genres. Through UA Films, we also intend to distribute annually an additional seven to ten specialty motion pictures that will have substantially lower average costs and will be produced mainly by third parties.

   We plan to develop, produce and distribute television programs focusing on low financial risk formats, such as pre-clearing a television series for distribution prior to committing to development expenditures, as well as joint ventures, co-productions and other partnering arrangements for certain of our series.

   Increase Distribution Revenues. We have taken steps to obtain greater flexibility in distributing our own product to enable us to realize additional revenue opportunities while reducing the costs associated with distribution. In 1999 we terminated our agreement with Warner Home Video so that, on February 1, 2000, we regained full control over the home video exploitation of our films. We have actively planned the transition of our international distribution from Warner Home Video and United International Pictures or "UIP" to Fox to gain more control over our international distribution and to maximize our revenue opportunities.

   We plan to increase distribution revenues by:

  . Self-distributing in the U.S. and Canada our library, as well as all motion pictures produced by MGM Pictures and UA Films;

  . Distributing films that we co-produce with a third party in those territories where we have distribution rights and capabilities; and

  .  Distributing motion pictures produced by others.

   Capitalize On A Well Recognized Brand Name. We believe that the MGM name and lion logo are among the most recognized in the world. We intend to capitalize on the value inherent in our name and logo through the distribution of branded programming and the development of consumer products.

   Streamline Operations. We have taken steps to make our operating process more efficient in the following ways:

  .  Consolidating overhead across the MGM Pictures and UA production units;
     and

  .  Consolidating and centralizing operating and corporate functions.

   We intend to continue to pursue our goal of becoming an integrated global entertainment content company. In pursuit of this goal, we may consider various strategic alternatives, such as business combinations with companies with strengths complementary to ours, other acquisitions and joint ventures, as opportunities arise. The nature, size and structure of any such transaction could require us to seek additional financing. Acquisitions and other strategic alternatives, however, involve numerous risks, including diversion of management's attention away from our operative activities. We cannot assure you that we will not encounter unanticipated problems or liabilities with respect to any acquisitions that have been or may be completed by MGM or with the integration of an acquired company's operations with those of MGM, and we cannot assure you that the anticipated benefits of any acquisitions and alternatives that have been, or will be, completed by us will be achieved.

                        DESCRIPTION OF DEBT SECURITIES

   The following provides a general description of the terms of the debt securities which we may issue. The particular terms of any debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions set forth below may not apply will be described in the prospectus supplement relating to those debt securities.

   We filed a form of indenture as an exhibit to the registration statement of which this prospectus is a part. The debt securities will be issued under one or more indentures, each dated as of a date on or before the issuance of the debt securities to which it relates and in the form filed, subject to any amendments or supplements as we may adopt from time to time. Each indenture will be entered into between us, as obligor, a trustee chosen by us and qualified to act as a trustee under the Trust Indenture Act of 1939, and any of our subsidiaries which guarantee our obligations under the indenture. You should read the indenture because it, and not this description, will control your rights as a holder of debt securities. The terms of the indenture are also governed by the Trust Indenture Act.

General

   The debt securities will be our direct obligations, which will rank subordinate to our credit facility and may rank subordinate to, equally with or senior to our other indebtedness. All debt securities of one series do not need to be issued at the same time. Additionally, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.

Terms of the Debt Securities

   You should refer to the prospectus supplement for the following terms of each series of the debt securities in respect of which this prospectus is being delivered:

  . the designation, aggregate principal amount and authorized denominations of the series;

  . the issue price as a percentage of the principal amount at which the series will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity or upon redemption thereof and the rate or rates at which original issue discount will accrue;

  .  the date or dates on which the series will mature;

  . the rate or rates per annum, if any, at which the series will bear interest;

  . the times from which any interest will accrue, be payable and the record dates pertaining thereto;

  . the place or places where the principal and interest, if any, on the series will be payable;

  .  any redemption or other special terms;

  . the events of default and covenants relating to the debt securities which are in addition to, modify or delete those described herein;

  . whether the debt securities will be issued in certificated or book-entry form, and the denominations thereof;

  . if applicable, the terms of any right to convert debt securities into shares of our common stock or other securities or property;

  . provisions, if any, for the defeasance or discharge of certain of our obligations with respect to such debt securities, which provisions may be in addition to, in substitution for, or in modification of (or any combination of the foregoing), the provisions of the indenture;

  . the manner in which the amounts of payment of principal of, premium, if any, or interest on such debt securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies other than that in which such debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

  . a discussion of any material and/or special United States federal income tax considerations applicable to such debt securities;

  . any depositaries, trustees, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities other than those originally appointed;

  . whether such debt securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

  . the terms, if any, on which such debt securities will be subordinate to other debt;

  . any listing or intended listing of the debt securities on a securities exchange; and

  . any other terms of the debt securities, which other terms will not be inconsistent with the provisions of the indenture.

   Our debt securities may be sold at a discount below their principal amount. Even if our debt securities are not issued at a discount below their principal amount, these securities may, for United States federal income tax purposes, be deemed to have been issued with original issue discount because of certain interest payment or other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement. In addition, special United States federal tax considerations or other restrictions or terms applicable to any debt securities offered exclusively to foreigners or denominated in a currency other than United States dollars will also be set forth in the prospectus supplement, if applicable.

Information About the Trustee

   Our indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under our indenture may resign at any time or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. If two or more persons are acting as trustees with respect to different series of debt securities, each trustee shall be separate and apart from the trust administered by any other trustee. Except as indicated in this prospectus or any prospectus supplement, any action to be taken by the trustee may be taken only with respect to the one or more series of debt securities for which it is trustee under the indenture.

Merger, Consolidation or Sale of Assets

   Our indenture does not allow us to consolidate or merge with or into, or sell, assign, convey, transfer or lease our properties and assets, substantially in their entirety, computed on a consolidated basis, to, another corporation, person or entity unless:

  . we are the surviving person, in the case of a merger or consolidation, or the successor or transferee is a corporation organized under the laws of the United States, or any state or the District of Columbia and such successor or transferee corporation expressly assumes, by supplemental indenture, all of our obligations under the debt securities and the indenture; and

  . no default or event of default exists immediately after such transaction.

Denominations

   Unless we specify in the prospectus supplement, the debt securities of any series will be issuable only as debt securities in denominations of $1,000, and any integral multiple thereof, and will be payable only in U.S. dollars. The indenture also provides that debt securities of a series may be issuable in global form. See "Global Securities" below.

Registration and Transfer

   If you surrender for transfer your registered debt securities at the office or agency we maintain for such purpose, we will deliver, in the name you have designated as transferee, one or more new debt securities of the same series of like aggregate principal amount in such denominations as are authorized for debt securities of such series and of a like maturity and with like terms and conditions. You will not incur a service charge for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

   We will not be required to:

  . register, transfer or exchange debt securities of any series during a period beginning with the opening of business 15 days before the day of the transmission of a notice of redemption of debt securities of such series selected for redemption, and ending at the close of business on the day of the transmission; or

  . register, transfer or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Events of Default

   Unless we inform you otherwise in the prospectus supplement, events of default means any of the following:

  . default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

  . default in the payment of principal of, or premium, if any, on any debt security of that series when due;

  . if applicable, default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

  . default in the performance, or breach, of any covenants or warranties in the indenture if the default continues uncured for a period of 60 days after written notice to us by the applicable trustee or to us and the applicable trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture; and

  .  certain events of bankruptcy, insolvency or reorganization.

   If an event of default for any series of debt securities, which are at that time outstanding, occurs and continues, then the applicable trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us, and to the applicable trustee if given by the holders, declare to be due and payable immediately the principal, or if the debt securities of that series are discount securities such portion of the principal amount as may be specified in the terms of that series and premium, if any, of all debt securities of that series.

   At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to our having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and premium, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. For information as to waiver of defaults see the discussion set forth below under "Modification and Waiver."

   You should refer to our prospectus supplement with regard to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence and continuation of an event of default.

   The indenture provides that the trustee is not obligated to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

   No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless such holder shall have previously given to the applicable trustee written notice of a continuing event of default with respect to debt securities of that series and the holders of at least 25% in principal amount of the outstanding debt securities of that series shall have made written request, and offered reasonable indemnity, to such trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and any interest on such debt security on or after the due dates expressed in such debt security and to institute suit for the enforcement of any such payment.

   We are required by the indenture, within 120 days after the end of each fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee with respect to any series of debt securities may withhold notice to the holders of debt securities of such series of any default or event of default (except a default in payment on any debt securities of such series) with respect to debt securities of such series if and so long as a committee of its trust officers, in good faith, determines that withholding such notice is in the interest of the holders of debt securities of such series.

Modification and Waiver

   We and the applicable trustee, at any time and from time to time, may modify the indenture without prior notice to or consent of any holder of any series of debt securities for any of the following purposes:

  . to permit a successor corporation to assume our covenants and under the indenture and in such series of debt securities in accordance with the terms of the indenture;

  . to add to our covenants for the benefit of the holders of any series of debt securities (and if the covenants are to be for the benefit of less than all the series, we shall state that the covenants are expressly being included solely for the benefit of the applicable series);

  .  to surrender any of our rights or powers conferred in the indenture;

  . to add any additional events of default (and if the events of default are to be applicable to less than all series, we shall state that the events of default are expressly being included solely for the benefit of the applicable series);

  . to add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision and as to which the modification would apply;

  . to secure a series of debt securities and the terms and conditions for the release or substitution of the security;

  . to supplement any of the provisions of the indenture to the extent needed to permit or facilitate the defeasance and discharge of a series of debt securities in a manner that will not adversely affect the interests of the holders of debt securities of that series or any other series of debt securities issued under the indenture in any material respect;

  . to establish the form or terms of debt securities as permitted by the indenture;

  . to provide for the acceptance of appointment by a successor trustee regarding one or more series of debt securities and to add to or change any of the provisions of the indenture as is necessary to provide for the administration of the trusts by more than one trustee;

  . to comply with the requirements of the Securities and Exchange Commission in connection with qualification of the indenture under the Trust Indenture Act;

  .  to cure any ambiguity;

  . to correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision in the indenture;

  . to eliminate any conflict between the terms of the indenture and the debt securities and the Trust Indenture Act; and

  . to make any other provisions with respect to matters or questions arising under the indenture which will not be inconsistent with any provision of the indenture as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification in any material respect.

   We may also modify the indenture for any other purpose if we receive the written consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by such modification voting separately. However, we may not, without the consent of the holder of each outstanding debt security of each series affected:

  . change the stated maturity or reduce the principal amount or the rate of interest, or extend the time for payment of interest of any debt security or any premium payable upon the redemption of any debt security, or change the stated maturity of, or reduce the amount of the principal of a discount security that would be due and payable upon a declaration of acceleration of the maturity of a discount security or impair the right to institute suit for the enforcement of any payment on or after the due date thereof (including, in the case of redemption, on or after the redemption date), or alter any redemption provisions in a manner adverse to the holders of such series of debt securities;

  . reduce the percentage in principal amount of the outstanding debt securities of a series where the consent of the holder is required for any such amendment, supplemental indenture or waiver which is provided for in the indenture;

  . if applicable, adversely affect the right of a holder to convert any debt security;

  . modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security which would be affected; or

  . modify any provision described in the prospectus supplement as requiring the consent of each affected holder of debt securities.

   A modification which changes or eliminates any covenant or other provision of the indenture with respect to one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of a series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

   The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any series, by notice to the relevant trustee, may on behalf of the holders of the debt securities of such series waive any default and its consequences under the indenture, except (1) a continuing default in the payment of interest on, premium, if any, or the principal of, any such debt security held by a nonconsenting holder or (2) a default in respect of a covenant or provision hereof which cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Defeasance of Debt Securities or Certain Covenants in Certain Circumstances

   Defeasance and Discharge. The indenture provides that we may be discharged from any and all obligations under the debt securities other than:

  . certain obligations to pay additional amounts, if any, upon the occurrence of certain tax, assessment or governmental charge events regarding payments on debt securities;

  .  to register the transfer or exchange of debt securities;

  .  to replace stolen, lost or mutilated debt securities; or

  .  to maintain paying agencies and to hold money for payment in trust.

   We may only defease and discharge all of our obligations under the debt securities if:

  . we irrevocably deposit with the trustee, in trust, the amount, as certified by an officers' certificate, of money and/or U.S. government obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will be sufficient to pay and discharge each installment of principal and premium, if any and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the dates such payments are due; and

  . we deliver to the trustee an opinion of counsel or a ruling from the United States Internal Revenue Service, in either case to the effect that holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge.

   Defeasance of Certain Covenants. Upon compliance with certain conditions, we may omit to comply with certain restrictive covenants contained in the indenture or in the applicable prospectus supplement or any other restrictive covenant relating to any series of debt securities provided for in a board resolution or supplemental indenture which by its terms may be defeased pursuant to the terms of such series of debt securities. Any omission to comply with our obligations or covenants shall not constitute a default or event of default with respect to any debt securities. In that event, you would lose the protection of these covenants, but would gain the protection of having money and/or U.S. government obligations set aside in trust to repay the series of debt securities. We may only defease any covenants if, among other requirements:

  . we deposit with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in respect to such obligations, in accordance with their terms, will provide money in an amount, as certified by an officers' certificate, sufficient to pay principal, premium, if any, and interest on and any mandatory sinking fund payments in respect of the debt securities on the dates such payments are due; and

  . we deliver to the trustee an opinion of counsel or a ruling from the United States Internal Revenue Service to the effect that the holders of the debt securities will not recognize income, gain or loss, for United States federal income tax purposes, as a result of the covenant defeasance.

Limited Liability of Certain Persons

   The indenture provides that none of our past, present or future stockholders, incorporators, employees, officers or directors, or of any successor corporation or any of our affiliates shall have any personal liability in respect of our obligations under the indenture or the debt securities by reason of his, her or its status as such stockholder, incorporator, employee, officer or director.

Conversion Rights

   The terms and conditions, if any, upon which the debt securities are convertible into common stock or other securities or property will be set forth in the applicable prospectus supplement. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or at the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities.

Payment and Paying Agents

   We covenant and agree, for the benefit of each series of debt securities, that we will duly and punctually pay the principal of, premium, if any, and interest on the debt securities in accordance with the terms of the debt securities and the indenture. We will maintain an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the indenture may be served.

Global Securities

   The debt securities of any series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global securities will be in registered form and may be issued in either temporary or permanent form. The specific terms of the depositary arrangement regarding a series of debt securities will be described in the applicable prospectus supplement relating to such series.

                          DESCRIPTION OF COMMON STOCK

   Our authorized common stock consists of 500,000,000 shares of common stock. All authorized shares of common stock have a par value of $0.01 per share and are entitled to one vote per share on all matters submitted to a vote of stockholders. In the event of a liquidation, dissolution or winding up of the company, the holders of the common stock are entitled to share ratably in all assets remaining after all liabilities and the liquidation preference attributable to any outstanding preferred stock have been paid. The holders of the common stock have no pre-emptive rights or cumulative voting rights and no rights to convert their common stock into any other securities.

   As of March 31, 2000, there were outstanding 201,557,214 shares of the common stock. As of March 31, 2000, there were reserved for issuance upon the exercise of options 30,156,251 shares of the common stock, of which options for 23,868,274 shares are outstanding, 8,265,007 of which are vested and exercisable or will become vested and exercisable within 60 days.

   The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, LLC, 400 S. Hope Street, Los Angeles, California 90071.

                             PLAN OF DISTRIBUTION

   We may sell the securities being offered hereby:

  .  directly to one or more purchasers;

  .  through agents;

  .  to or through one or more dealers;

  .  to or through one or more underwriters; or

  .  through a combination of any such methods of sales.

   The distribution of such securities pursuant to any prospectus supplement may occur from time to time in one or more transactions either:

  .  at a fixed price or prices which may be changed;

  .  at market prices prevailing at the time of sale;

  .  at prices related to such prevailing market prices; or

  .  at negotiated prices.

   Offers to purchase the securities being offered hereby may be solicited directly by us or by agents designated by us from time to time. Any such agent, who may be deemed to be our "underwriter" as that term is defined in the Securities Act, involved in the offer or sale of such securities will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

   If a dealer is utilized in the sale of such securities, we will sell such securities to the dealer, as principal. The dealer, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

   If an underwriter is, or underwriters are, utilized in the sale, we will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of such shares to the public. In connection with the sale of such securities, such underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of such securities for whom they may act as agents. Underwriters may sell such shares to or though dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by us to underwriters in connection with the offering of such securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

   Underwriters, dealers, agents, dealer managers, and other persons, including the Tracinda group, may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including the liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof. Underwriters, dealers, dealer managers and agents may engage in transactions with, or perform services for us in the ordinary course of business.

   If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, dealer managers, or other persons to solicit offers by certain institutions to purchase from us securities offered hereby pursuant to contracts providing for payment and delivery on a future date or dates set forth in the applicable prospectus supplement. Institutions with which such contacts may be made may include, but are not limited to, commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchase of such securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (b) if such securities are also being sold to underwriters, we shall have sold to such underwriters the securities offered hereby which are not sold for delayed delivery. The underwriters, dealers, dealer managers and such other persons will not have any responsibility in respect to the validity or performance of such contracts. The prospectus supplement relating to such contracts will set forth the price to be paid for such securities pursuant to such contracts, the commissions payable for solicitation of such contracts and the date or dates in the future for delivery of such shares pursuant to such contracts.

   The anticipated date of delivery of securities offered hereby will be set forth in the applicable prospectus supplement relating to each offer.

                                 LEGAL MATTERS

   The validity of the issuance of the securities offered hereby will be passed upon for us by Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, Los Angeles, California.

                                    EXPERTS

   Our consolidated financial statements and schedules for the years ended December 31, 1999, 1998 and 1997 incorporated by reference into this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the SEC, in accordance with the Securities Exchange Act of 1934. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov.

   The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring to our filed SEC documents. The information incorporated by reference is considered to be part of this prospectus. Information we file with the SEC after the date of this document will update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

  (1)  Our Annual Report on Form 10-K for the year ended December 31, 1999;
       and

  (2) The description of capital stock contained in Item 1 of our Registration Statement on Form 8-A, filed with the SEC on October 14, 1997, as amended.

   We have also filed a Registration Statement on Form S-3 with the SEC for the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our common stock and us. The registration statement can be found in the SEC's public reference room or on the SEC's website referred to above, and you may request a copy of any of these filings, at no cost, by writing or calling William A. Jones, Senior Executive Vice President and Secretary of the company, at:

                           Metro-Goldwyn-Mayer Inc.
                             2500 Broadway Street
                        Santa Monica, California 90404
                                (310) 449-3000

   You can find additional information by visiting our website at: http://www.mgm.com.

                       [LOGO OF METRO GOLDWYN MAYER INC.]
                            METRO-GOLDWYN-MAYER INC.

                        4,890,000 Shares of Common Stock

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                             PROSPECTUS SUPPLEMENT
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